Exhibit 10.2

TERMINATION AGREEMENT

This Termination Agreement terminates the Amended and Restated Collaboration Agreement dated May 31, 2002, as previously amended (the “Collaboration Agreement”) by and between Genzyme Corporation, with its principal office at 500 Kendall Street, Cambridge, Massachusetts, 02142 (“Genzyme”), and Dyax Corp., with a principal office at 300 Technology Square, Cambridge, Massachusetts, 02139 (“Dyax”), and is effective as of February 20, 2007 (“Termination Effective Date”).  Terms not otherwise defined herein shall have the respective meanings attributed to them in the Collaboration Agreement.

WHEREAS, Genzyme and Dyax are parties to the Collaboration Agreement, pursuant to which the parties agreed to collaborate in developing DX-88 for the treatment of hereditary angioedema and other inflammatory diseases; and

WHEREAS, Genzyme and Dyax now wish to terminate the Collaboration Agreement on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and for other good and valuable consideration, Genzyme and Dyax hereby agree as follows:

1.                                       Termination.  The Collaboration Agreement shall be terminated as of the Termination Effective Date.  Except as specifically set forth in this Termination Agreement, neither party shall have any further obligations to the other party after the Termination Effective Date.

2.                                       Payment to Dyax.  At the Closing (as such term is defined in the Securities Sale Agreement being executed by Dyax and Genzyme on the date hereof), Genzyme shall make a capital contribution to Dyax-Genzyme LLC (the “LLC”) in the amount of Seventeen Million United States Dollars (U.S. $17,000,000).

3.                                       Purchase of Genzyme’s Interest in LLC.  At the Closing (as such term is defined in the Securities Sale Agreement being executed by Dyax and Genzyme on the date hereof), Dyax shall purchase Genzyme’s 49.99% interest in Dyax-Genzyme LLC for 4,400,000 shares of Dyax common stock, $0.01 par value per share.  Upon receipt of such consideration, Genzyme shall assign all of its interest in Dyax-Genzyme LLC to Dyax, and Dyax shall dissolve Dyax-Genzyme LLC promptly thereafter.  The parties will execute any and all documents necessary to effectuate this transaction.

4.                                       Program Costs.  Each of Dyax and Genzyme agree to submit to the other party within forty-five (45) days after the Termination Effective Date a final statement of their respective Program Costs incurred on behalf of the LLC through the Termination Effective Date and each agrees to review and pay the other party the amounts properly due thereunder in accordance with the Collaboration Agreement.

5.                                       Transition Services.  Genzyme and Dyax shall negotiate in good faith a Transition Services Agreement, which will set forth all of the transition services to be provided by Genzyme after the Termination Effective Date and for a reasonable period of time thereafter.  The Transition Services Agreement will provide that (i) Dyax shall pay Genzyme for such transition services at a cost to Dyax determined on the same basis (the “Program Cost Basis”) as Genzyme has determined Program Costs under the Collaboration Agreement prior to the Termination Effective Date, (ii) all agreements between Genzyme and third parties relating to the Program shall be assigned to Dyax and (iii) all agreements between Dyax and Genzyme relating to the Collaboration Agreement shall be terminated.  The parties will use reasonable efforts to execute such Transition Services Agreement within forty-five (45) calendar days after the Termination Effective Date.  Until the Transition Services Agreement is executed, but for no longer than sixty (60) calendar days after the Termination Effective Date, Genzyme will continue to provide in-kind support for the Program at the level provided prior to the Termination Effective Date on the Program Cost Basis.

6.                                       Intellectual Property.  (i) All licenses granted by Genzyme pursuant to Article 3 of the Collaboration Agreement are hereby revoked, (ii) Genzyme hereby grants Dyax a worldwide, exclusive, royalty-free, irrevocable right and license, with the right to grant sublicenses, under the Genzyme Patent Rights, the Genzyme Technology, rights in Joint Technology and Joint Patent Rights, and Manufacturing Know-How to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products in the Field, and (iii) any Regulatory Approvals filed and any trademarks relating exclusively to the Program registered in the name of an entity other than the LLC or Dyax shall be transferred or assigned to Dyax.  Each party agrees to execute and deliver promptly any and all documents reasonably requested by the other party to effect the foregoing.

7.                                       Survival.  The following sections of the Collaboration Agreement shall survive after the Termination Effective Date:  Article I (Definitions), Section 3.4 (Reservation of Rights), Section 4.6 (Books of Account; Audit), Section 9.1 (Ownership) (other than Subsection 9.1.2), Section 9.3 (Cooperation), Section 9.5 (No Other Technology Rights), Article 10 (Confidentiality) (except that Dyax shall have no obligation under the last sentence of Section 10.2), Section 11.3 (Warranties), Section 11.4 (Disclaimer of Representations and Warranties), Section 11.5 (Limitation of Liability), Section 14.1 (Cooperation), Section 14.8 (Notices), Section 14.9 (Applicable Law), Section 14.10 (Arbitration), Section 14.11 (Injunctive Relief) and Section 14.15 (Waiver).

8.                                       Senior Secured Promissory Note.  The Amended and Restated Senior Secured Promissory Note (the “Note”) by and between Dyax and Genzyme effective as of May 31, 2002 shall remain in full force and effect.  For the avoidance of doubt, the termination of the Collaboration Agreement as set forth hereunder or any subsequent collaboration among Dyax or any affiliate of Dyax or both such entities and a third party shall not constitute an event of default under Section 4(d) of the Note and Section 4(d) will be of no further effect under the Note.

9.                                       Standstill.  For a period of [*] from the Termination Effective Date (the “Standstill Period”), neither Genzyme nor any of its subsidiaries (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will directly or indirectly:  (a) effect or publicly propose to effect, or cause  any other person to effect or publicly propose to effect, (i) any acquisition of any equity securities (or beneficial ownership thereof) of Dyax; (ii) any tender or exchange offer, merger or other business combination involving Dyax; (iii) any recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction with respect to Dyax; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of Dyax; (b) form, or join, a “group” (as defined under the Exchange Act) with respect to any equity securities of Dyax; or (c)  enter into any discussions or arrangements with any third party (other than Dyax) with respect to any of the foregoing.  For the avoidance of doubt, nothing in this Section 9 shall prohibit Genzyme or any of its representatives from (a) engaging in good faith, confidential negotiations with Dyax or any of Dyax’s representatives regarding a possible business transaction involving Dyax and Genzyme or (b) making proposals or requests to Dyax or taking other actions in each case in connection with such negotiations.  Notwithstanding anything to the contrary contained in this Section 9, (i) Genzyme may own and may acquire shares or other ownership interests in any mutual fund or similar entity that owns shares of stock of Dyax and (ii) the restrictions set forth in this Section 9 shall immediately terminate and cease to be of any further force or effect upon the commencement by any third party of a tender or exchange offer that, if successful, would result in such

Confidential materials omitted and filed separately with the Securities and Exchange
Commission.  An asterisk in brackets [*] denotes such omission.

party having ownership of fifty percent (50%) or more of any class or series of securities of Dyax unless, within ten (10) days following such commencement, the Board of Directors of Dyax has publicly announced that it recommends that Dyax’s stockholders reject the offer; provided, however, that such tender or exchange offer was not made in violation of this Section 9.

10.                                 Post-Closing Covenant.  For a period of [*] from the Termination Effective Date, neither Genzyme nor any of its affiliates will enter into any licensing, collaboration or similar agreement specifically for the prevention and/or treatment of hereditary, acquired or drug-induced angioedema.

Confidential materials omitted and filed separately with the Securities and Exchange
Commission.  An asterisk in brackets [*] denotes such omission.

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be executed by their respective duly authorized representatives as of the Termination Effective Date.

GENZYME CORPORATION		DYAX CORP.

By:	/s/ Peter Wirth	By:	/s/ Henry E. Blair
Name:	Peter Wirth	Name:	Henry E. Blair
Title:	Executive Vice President and Chief Legal	Title:	Chairman and Chief Executive Officer
Officer

Date:	February 20, 2007	Date:	February 20, 2007

By:	/s/ Michael S. Wyzga
Name:	Michael S. Wyzga
Title:	Executive Vice President and Chief Financial Officer

Date:	February 20, 2007